Exhibit I

This is a translation of the original Chinese text

Form of Nominee Shareholder Agreement

Party A: E-Commerce China Dangdang Inc.

Party B: First Profit Management Limited

WHEREAS

1、Party  A has granted to [X], a natural person, _____ shares of Class B common stock of Party A (the “Shares”);

2、After  negotiation with Party A, [X] has agreed to surrender the Shares and transfer the Shares to any entity or individual designated by Party for no consideration; and

3、Party  A has not yet determined the persons to which the Shares will be granted as incentive awards and the number of Shares that will be granted to each such person.

Through negotiations, Party A and Party B agree as follows in respect of nominee shareholding of the Shares on _____, 2011:

1、Party  A appoints Party B as a nominee shareholder, and Party B agrees to enter into a share grant/transfer agreement with [X], whereby [X] will transfer the Shares to Party B. Party B shall then hold such Shares as nominee shareholder.

2、Upon  confirmation of the person to which the Shares will be granted by Party A, Party B shall execute any document necessary to grant, transfer or otherwise deliver all or part of the Shares to the person designated by Party A at the request of Party A.

3、Party  B agrees that during its nominee shareholding of the Shares, it will execute any document necessary to dispose of the Shares at the request of Party A. Unless with express instruction from Party A, Party B may not transfer, grant, waive, pledge, mortgage or secure all or any part of the Shares; Party B acknowledges that it has no ownership or right of disposal of all or any part of the Shares under any circumstance.

4、Party  A has the right to terminate this Agreement at any time and require Party B to return the Shares to Party A or transfer the Shares to any entity or individual designated by Party A for no consideration.

5、Each  of the Parties shall keep this Agreement in strict confidence, and may not disclose this Agreement or any of its contents to any third party without consent of the other Party.

6、Any  potential tax incurred by Party B in connection with its nominee shareholding of the Shares will be paid by Party A or the entity or individual to which the Shares are delivered.

7、It  is confirmed that Party B will not receive any gain from its nominee shareholding of the Shares, and no insider trading will be involved in receipt, grant or provision of the Shares by Party A.

This Agreement is executed in two originals, with each Party holding one original. This Agreement shall be effective as of its date of execution.

(Signature below)

Party A: E-commerce China Dangdang Inc.

Authorized representative: ________________________

Party B: First Profit Management Limited

Authorized representative: ________________________